UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.___ )

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NETGEAR, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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NETGEAR, INC.
_______________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Tuesday, June 2, 2015
10:00 a.m. Pacific Daylight Time

To Our Stockholders:

The 2015 Annual Meeting of Stockholders of NETGEAR, Inc. will be held on Tuesday, June 2, 2015, at 10:00 a.m. Pacific Daylight Time at our executive offices at 350 East Plumeria Drive, San Jose, California 95134 for the following purposes:

1.	To elect nine (9) directors to serve until the next Annual Meeting of Stockholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	To approve the non-binding advisory proposal regarding executive compensation;

4.
To approve amendments to the amended and restated certificate of incorporation and amended and restated bylaws to eliminate supermajority stockholder vote requirements and replace them with majority vote requirements; and

5.
To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on Monday, April 6, 2015 are entitled to attend and vote at the meeting. A complete list of these stockholders will be available during normal business hours for 10 days prior to the meeting at our headquarters located at 350 East Plumeria Drive, San Jose, California 95134. A stockholder may examine the list for any legally valid purpose related to the meeting. The list also will be available during the annual meeting for inspection by any stockholder present at the meeting.

We are pleased to continue to take advantage of the Securities and Exchange Commission's rules that allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. If you received or requested printed proxy materials, you may vote by mailing a proxy or voting instruction card. If you received a Notice Regarding the Availability of Proxy Materials (the “Notice”), you may vote over the Internet. Please review the instructions on each of your voting options described in the proxy materials, as well as the Notice if you received one.

For the Board of Directors of
NETGEAR, INC.

Patrick C.S. Lo
Chairman and Chief Executive Officer

San Jose, California
April •, 2015
YOUR VOTE IS IMPORTANT
PLEASE VOTE AS PROMPTLY AS POSSIBLE.

NETGEAR, INC.
_______________

PROXY STATEMENT FOR THE
2015 ANNUAL MEETING OF STOCKHOLDERS
_______________

GENERAL INFORMATION

The enclosed Proxy is solicited on behalf of the Board of Directors of NETGEAR, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. The Board of Directors has made these materials available to you on the Internet or in printed proxy materials in connection with the solicitation of proxies for use at its 2015 Annual Meeting of Stockholders, which will take place at 10:00 a.m. Pacific Daylight Time on Tuesday, June 2, 2015 at its executive offices located at 350 East Plumeria Drive, San Jose, California 95134.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our Company as “NETGEAR”, “we,” “us” or “our.” The term “proxy materials” includes this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2014, as well as the proxy or voter instruction card if you received or requested printed proxy materials.

We are mailing the proxy materials on or about April •, 2015 to all of our stockholders as of the record date, April 6, 2015. Stockholders who owned NETGEAR common stock at the close of business on April 6, 2015 are entitled to attend and vote at the annual meeting. On the record date, approximately 34,653,511 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding. We had 22 stockholders of record as of the record date and our common stock was held by approximately 11,819 beneficial owners.

You may also view this proxy statement, as well as our Annual Report on Form 10-K for the year ended December 31, 2014, online at the following address: http://materials.proxyvote.com/64111Q.

Notice Regarding the Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to some of our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the proxy materials and on the website referred to in the Notice. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting us. The four (4) proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One,” “Proposal Two,” “Proposal Three” and “Proposal Four.” Each share of NETGEAR common stock you own entitles you to one vote.

Methods of Voting

Voting by Mail. If you received or requested printed proxy materials, then by signing and returning the proxy or voter instruction card according to the enclosed instructions, you are enabling our Chairman and Chief Executive Officer, Patrick C.S. Lo, and our Chief Financial Officer, Christine M. Gorjanc, who are named on the proxy as “proxies and attorneys-in-fact,” to vote your shares as proxy holders at the meeting in the manner you indicate. We encourage you to sign and return the proxy or voter instruction card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy or voter instruction card. If you submit the proxy or voter instruction card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the election of the director nominees identified in Proposal One;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

•	FOR the non-binding advisory proposal regarding executive compensation; and

•
FOR the approval of amendments to the NETGEAR, Inc. amended and restated certificate of incorporation and amended and restated bylaws to eliminate supermajority stockholder vote requirements and replace them with majority vote requirements.

Voting over the Internet. If you received the Notice (as described above), you can vote by proxy over the Internet by following the instructions provided on the Notice.

Voting in Person at the Meeting. If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name, but if you wish to vote at the meeting, you will need to bring with you to the annual meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

To reduce the expenses of delivering duplicate voting materials to our stockholders who may have more than one NETGEAR stock account, we are delivering only one set of the voting materials to certain stockholders who share an address unless otherwise requested. For stockholders receiving printed proxy materials, a separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may request a separate copy of these materials at no cost to you by writing our Corporate Secretary at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, or calling our Corporate Secretary at (408) 907-8000. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by writing or calling our Corporate Secretary. You may receive a copy of NETGEAR's Annual Report on Form 10-K for the year ended December 31, 2014, including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested by sending a written request to NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, Attn: Corporate Secretary.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may do any of the following:

•	sign and return another proxy bearing a later date;

•
provide written notice of the revocation to the Company's Corporate Secretary, at NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134, prior to the time we take the vote at the annual meeting; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the meeting and to conduct business. Your shares will be counted as being present at the meeting if you appear in person at the meeting, if you vote over the Internet, or if you submit a properly executed proxy or voter instruction card.

Votes Required for Each Proposal

The vote required, and method of calculation for the proposals to be considered at the annual meeting, are as follows:

Proposal One - Election of Directors. The nine (9) director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote (i) “for” all nominees, (ii) “withhold” for all nominees or (iii) “withhold” for certain nominees by indicating the name(s) of such nominees on your proxy or voter instruction card. Pursuant to our corporate governance guidelines, it is our policy that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee

and our Board of Directors. The election of directors pursuant to this proposal is an uncontested election, and therefore, this majority voting policy will apply.

Proposal Two - Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2015. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Three - Approval of the Non-Binding Advisory Proposal Regarding Executive Compensation. Approval of the non-binding advisory proposal regarding executive compensation will require the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote, in person or by proxy. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Proposal Four - Approval of Amendments to the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Approval of amendments to the NETGEAR amended and restated certificate of incorporation and amended and restated bylaws to eliminate supermajority stockholder vote requirements and replace them with majority vote requirements will require the affirmative vote of holders of at least 66 2/3% of the issued and outstanding common stock of NETGEAR. You may vote “for,” “against,” or “abstain” from voting on this proposal.

Abstentions

If you return a proxy or voter instruction card that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on Proposals Two, Three or Four, your abstention will have the same effect as a vote against such Proposal(s).

Broker Non-Votes

A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote on that proposal. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal One), the approval of our executive compensation, on an advisory basis (Proposal Three) and the approval of the amendments to the amended and restated certificate of incorporation and the amended and restated bylaws (Proposal Four). If you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote for Proposal One, Proposal Three or Proposal Four, no votes will be cast on your behalf for those Proposals. In addition, broker non-votes will have the same effect as a vote against Proposal Four.

Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Two).

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. We expect our Corporate Secretary, Andrew W. Kim, to tabulate the proxies and act as inspector of the election. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Deadline for Receipt of Stockholder Proposals for 2016 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals by our stockholders intended to be presented for consideration at our 2016 Annual Meeting of Stockholders must be received by us no later than December •, 2015 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), in order that they may be included in the proxy statement and form of proxy related to that meeting. The submission of the stockholder proposal does not guarantee that it will be included in our 2016 proxy statement.

The Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in a company's proxy statement. The proxy card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. The discretionary vote deadline for our 2016 Annual Meeting is March •, 2016, which is 45 calendar days prior to the anniversary of the mailing date of this proxy statement. If a stockholder gives notice of a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2016 Annual Meeting.

In addition, our amended and restated bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals and director nominations, which are proposed to be properly brought before an Annual Meeting of Stockholders. To be timely, a stockholder's notice shall be delivered no less than 120 days prior to the date of the annual meeting specified in the proxy statement provided to stockholders in connection with the preceding year's annual meeting, which is February 3, 2016 in connection with our 2015 Annual Meeting of Stockholders. In the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder must be received not later than the tenth (10th) business day following the day notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. A stockholder's notice shall include: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of our stock which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information required by the Securities Exchange Act of 1934, as amended (the “1934 Act”). In addition, if a stockholder wishes to nominate a candidate for director, the stockholder's notice shall also include the following information for the candidate: (i) name, age, business address and residence address of such nominee, (ii) principal occupation or employment of such nominee, (iii) class and number of shares of our stock beneficially owned by such nominee, (iv) description of all arrangements or understandings between the stockholder and the nominee and (v) any other information required by the 1934 Act (including the candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if elected). A copy of the full text of our amended and restated bylaws is available from our Corporate Secretary upon written request. Proposals should be sent to our Corporate Secretary, c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134.

Stockholder Communications to Directors

Stockholders may communicate directly with any of our directors by writing to them c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. Unless the communication is marked “confidential,” our Corporate Secretary will monitor these communications and provide appropriate summaries of all received messages to the Chairperson of our Nominating and Corporate Governance Committee. Any stockholder communication marked “confidential” will be logged as “received” but will not be reviewed by the Corporate Secretary. Such confidential correspondence will be immediately forwarded to the Chairperson of the Nominating and Corporate Governance Committee for appropriate action. Where the nature of a communication concerns questionable accounting or auditing matters, such communication will be directed to the Audit Committee and our Corporate Secretary will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in the Company's records.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

The nine (9) nominees for election at the Annual Meeting of Stockholders are Patrick C.S. Lo, Jocelyn E. Carter-Miller, Ralph E. Faison, A. Timothy Godwin, Jef T. Graham, Gregory J. Rossmann, Barbara V. Scherer, Julie A. Shimer and Thomas H. Waechter. If elected, they will each serve as a director until the Annual Meeting of Stockholders in 2016, and until their respective successors are elected and qualified or until their earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for election of all of the director nominees, all of whom currently serve as directors. In the event the nominees are unable or decline to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to assure the election of the nominees listed above.

Information Concerning the Nominees and Incumbent Directors

The name and age of the nominees and incumbent directors as of March 29, 2015, the principal occupation of each and the period during which each has served as our director are set forth below. Information as to the stock ownership of each of our directors and all of our current directors and executive officers as a group is set forth below under “Security Ownership of Certain Beneficial Owners and Management.”

Name	Age	Office	Director Since
Patrick C.S. Lo	58	Chairman and Chief Executive Officer/Nominee	2000
Jocelyn E. Carter-Miller	57	Director/Nominee	2009
Ralph E. Faison	56	Director/Nominee	2003
A. Timothy Godwin	65	Director/Nominee	2003
Jef T. Graham	59	Director/Nominee	2005
Gregory J. Rossmann	53	Director/Nominee	2002
Barbara V. Scherer	59	Director/Nominee	2011
Julie A. Shimer	62	Director/Nominee	2007
Thomas H. Waechter	62	Director/Nominee	2014

Patrick C.S. Lo is our co-founder and has served as our Chairman and Chief Executive Officer since March 2002. Mr. Lo founded NETGEAR with Mark G. Merrill with the singular vision of providing the appliances to enable everyone in the world to connect to the high speed internet for information, communication, business transactions, education, and entertainment. From 1983 until 1995, Mr. Lo worked at Hewlett-Packard Company, where he served in various management positions in sales, technical support, product management, and marketing in the U.S. and Asia. Mr. Lo was named the Ernst & Young National Technology Entrepreneur of the Year in 2006. Mr. Lo received a B.S. degree in electrical engineering from Brown University. Mr. Lo's experience as a founder and Chief Executive Officer of the Company gives him unique insights into the Company's challenges, opportunities and operations.

Jocelyn E. Carter-Miller has served as one of our directors since January 2009. From 2004 to the present, Ms. Carter-Miller has served as President of TechEdVentures, Inc., a consulting and management firm that develops and markets high-performance personal and community empowerment programming. From February 2002 until March 2004, Ms. Carter-Miller served as Executive Vice President and Chief Marketing Officer of Office Depot, Inc. Prior to that, she spent a decade with Motorola, initially as a Director of Marketing and Network Service Quality, Vice President and GM of International Networks Division Latin America and EMEA Operations and ultimately as Corporate Vice President and Chief Marketing Officer. She also spent eight years at Mattel in marketing, product development and strategic business planning roles. Ms. Carter-Miller is a member of the Board of Directors of the Principal Financial Group, Inc., the Interpublic Group of Companies, Inc. and a non-profit organization. Ms. Carter-Miller is a NACD Directorship 100 recipient. Ms. Carter-Miller holds a B.A. degree in Accounting from the University of Illinois and an M.B.A. from the University of Chicago. Ms. Carter-Miller provides in-depth understanding of marketing to home users and small businesses based on her extensive marketing and executive experience. Her experience on the boards of large public companies provides important perspective of governance and other practices to be applied to NETGEAR.

Ralph E. Faison has served as one of our directors since August 2003. Mr. Faison currently is a private investor. Mr. Faison served as the President and Chief Executive Officer and member of the Board of Directors of Pulse Electronics Corporation, a public company and manufacturer of electronic components, from January 2011 to July 2014, including Chairman of the Board Directors from March 2011 to July 2014. From February 2003 to December 2007, Mr. Faison served as Chief Executive Officer of Andrew Corporation, a public company and a manufacturer of communications equipment and systems, and from June 2002 to December 2007, Mr. Faison also served as President and a director of Andrew Corporation. From June 2002 to February 2003, Mr. Faison served as Chief Operating Officer of Andrew Corporation. From June 2001 to June 2002, Mr. Faison served as President and Chief Executive Officer of Celiant Corporation, a manufacturer of power amplifiers and wireless radio frequency systems, which was acquired by Andrew Corporation in June 2002. From October 1997 to June 2001, Mr. Faison was Vice President of the New Ventures Group at Lucent Technologies, a communications service provider, and from 1995 to 1997, he was Vice President of advertising and brand management at Lucent Technologies. Prior to joining Lucent, Mr. Faison held various positions at AT&T, a voice and data communications company, including as Vice President and General Manager of AT&T's wireless business unit and manufacturing Vice President for its consumer products unit in Bangkok, Thailand. Mr. Faison received a B.A. degree in Marketing from Georgia State University and an M.S. degree in Management as a Sloan Fellow from Stanford University. Mr. Faison has extensive experience in managing a large international company. He is well versed in the complex manufacturing and distribution systems of an international company. As a recent public company chairman and chief executive officer, he advises the Company on many aspects of public company management.

A. Timothy Godwin has served as one of our directors since August 2003. Mr. Godwin currently is a private investor. From July 1989 to January 1997, Mr. Godwin worked at Tech Data Corporation, an information technology products distributor, in various capacities including serving as a member of its Board of Directors, Vice Chairman, focusing on worldwide finance and administration, President and Chief Operating Officer, Chief Financial Officer and Senior Vice President of Finance. From 1974 to June 1989, Mr. Godwin was employed by Price Waterhouse (now part of PricewaterhouseCoopers LLP), most recently as an audit partner from July 1987 to June 1989. Mr. Godwin is a Certified Public Accountant and received a B.S. degree in Accounting from the University of West Florida. Mr. Godwin brings many years of public accounting experience both in private practice and as Chief Financial Officer of a large international technology products wholesaler. His experience as president of a large international technology products wholesaler assists the Company in management practices.

Jef T. Graham has served as one of our directors since July 2005. Mr. Graham currently is a private investor. From January 2006 to January 2015, Mr. Graham served as the Chairman and Chief Executive Officer of RGB Networks, Inc., a provider of video and bandwidth management products. From July 2005 until January 2006, Mr. Graham served as the Executive Vice President, Application Products Group, of Juniper Networks, Inc., a provider of IP networking and security products. From October 2001 to July 2005, Mr. Graham served as the President and Chief Executive Officer of Peribit Networks Inc., a provider of wide area network optimization appliances, which was acquired by Juniper Networks. Before Peribit, Mr. Graham served as the Senior Vice President of the commercial and consumer business units for 3Com Corporation, where he managed networking and connectivity product offerings. From 1993 to 1995, he served as the Chief Executive Officer of Trident Systems, a document management systems integrator. Mr. Graham also worked for Hewlett-Packard Company for 15 years, including ten years in sales and marketing around the world and as general manager of both a hardware and a software division. Mr. Graham holds a B.A. with Honors in Business Studies from Sheffield Hallam University in the United Kingdom. Mr. Graham has in-depth understanding of networking technology products as well as our markets and channels. He also has rich contacts and relationships in the Silicon Valley technology community, which assists the Company in cultivating business relationships and recruiting.

Gregory J. Rossmann has served as one of our directors since February 2002. Mr. Rossmann currently is a private investor. From November 2007 to January 2009, Mr. Rossmann served as a Managing Director of The Carlyle Group, a private equity firm. From April 2000 to November 2007, Mr. Rossmann served as a Managing Director of Pequot Capital Management, Inc., a private equity firm. From April 1994 to April 2000, Mr. Rossmann served as Managing Director and partner at Broadview International, an investment banking firm. From June 1991 to April 1994, he worked at Dynatech Corporation, a technology holding company, where he served as manager of new business development. Prior to that, he was a co-founder of Telemaster Corporation. Mr. Rossmann is a director of several private companies. Mr. Rossmann received a B.S. degree in Electrical Engineering from the University of Cincinnati and an M.B.A. from Santa Clara University. Mr. Rossmann's extensive technology, private equity, and investment banking experience allows him to provide the Company with unique perspectives and advice on global markets, corporate development, and acquisition initiatives.

Barbara V. Scherer has served as one of our directors since August 2011. Ms. Scherer currently is a private investor. Ms. Scherer was Senior Vice President, finance and administration and chief financial officer of Plantronics, Inc., a global leader in audio communication devices for businesses and consumers, from 1998 to 2012. In this position, she was responsible for all aspects of the company's financial management, as well as information technology, legal and investor relations. She was Vice President, finance and administration and chief financial officer of Plantronics from 1997 to 1998. Prior to Plantronics, Ms. Scherer held various executive management positions spanning eleven years in the disk drive industry, was an associate with The Boston Consulting Group, and was a member of the corporate finance team at ARCO in Los Angeles. From 2004 through 2010, she served as a director of Keithley Instruments, Inc., a publicly traded test and measurement company, until its acquisition by Danaher Corporation. Effective April 2013, Ms. Scherer was appointed to the Board of Directors of ANSYS, Inc., a publicly traded engineering simulation software and services company. She also has experience serving on the boards of non-profit organizations. Ms. Scherer received B.A. degrees from the University of California at Santa Barbara and her M.B.A. from the School of Management at Yale University. With extensive hands-on experience in senior management roles with technology growth companies as well as public company board and audit committee service, Ms. Scherer provides the Company with practical and strategic insight into complex financial reporting and management issues as well as significant operational expertise.

Julie A. Shimer, Ph.D. has served as one of our directors since March 2007. Dr. Shimer currently is a private investor. Dr. Shimer was the immediate past president and Chief Executive Officer of Welch Allyn, a leading manufacturer of frontline medical products and solutions, from March 2007 to April 2012. Prior to Welch Allyn, Dr. Shimer served as president and Chief Executive Officer of Vocera Communications, a provider of wireless communications systems enabling instant voice communication among mobile workers for companies, from September 2001 through February 2007. Dr. Shimer also previously held executive positions at 3Com Corporation from January 2000 through August 2001, most recently serving as vice president and general manager of its networking products. Before joining 3Com, she held executive positions at Motorola, Inc., a wireless and broadband communications company, from 1993 through 1999, where she was vice president and general manager for the paging division, and prior to that post, vice president of its semiconductor products section. Dr. Shimer worked for AT&T Bell Laboratories and Bethlehem Steel Company before joining Motorola. Dr. Shimer is Chairman of the Board of Directors of EarthLink Holdings Corp. and a member of the Board of Directors of Halyard Health, Inc. Dr. Shimer is also a member of the Society of Women Engineers and the Institute of Electrical and Electronics Engineers. Dr. Shimer holds a B.S. degree in Physics from Rensselaer Polytechnic Institute and Master's and Doctorate degrees in Electrical Engineering from Lehigh University. Ms. Shimer has extensive experience in the management of development and selling of technology products. She provides important perspectives in business management of these activities. As a past chief executive officer of a large private company, she provides guidance in overall business management to the Company's executives.

Thomas H. Waechter has served as one of our directors since December 2014. Mr. Waechter is President, Chief Executive Officer and a member of the board of directors of JDS Uniphase Corporation, a leading provider of communications test and measurement solutions and optical products. Prior to joining JDSU in 2007, Mr. Waechter held a wide variety of executive positions, including Chief Operating Officer at Harris Stratex Networks (now Aviat Networks, Inc.), President and Chief Executive Officer at Stratex Networks, President and Chief Executive Officer at REMEC Corporation and President and Chief Executive Officer of Spectrian Corporation. Additionally, he held a number of global executive-level positions during his 14-year career with Schlumberger Ltd. Mr. Waechter also serves as a member of the board of directors of Altera Corporation, a global provider of programmable semiconductors and related products. He holds a Bachelor of Business Administration from The College of William and Mary. As a current chief executive officer of a public company and as a prior senior executive in a variety of highly relevant technology companies and international industries, Mr. Waechter provides the Company with extensive operational, strategic and executive management experience.

Vote Required and Board of Directors' Recommendation

The nine (9) nominees receiving the greatest number of votes of the shares present and entitled to vote at the annual meeting will be elected as directors. Stockholders are not entitled to cumulative voting in the election of directors. Pursuant to our corporate governance guidelines, it is our policy that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors. The election of directors pursuant to this proposal is an uncontested election, and therefore, this majority voting policy will apply. Our Board of Directors has unanimously approved each of the director nominees listed above and recommends that stockholders vote “FOR” the election of these nominees.

Board and Committee Meetings

Our Board of Directors held a total of eight meetings during 2014. In addition, we strongly encourage the attendance of members of our Board of Directors at the annual meeting. At the 2014 Annual Meeting of Stockholders, all of our current directors who were directors at that time were in attendance in person.

There are no family relationships between any director or executive officer. Our Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Other than Mr. Lo, each member of our Board of Directors meets the independence standards of Rule 5602(a)(2) of the listing standards of the Marketplace Rules of the NASDAQ Stock Market and applicable independence rules of the Securities and Exchange Commission.

In 2014, all of our directors attended at least 90% of the meetings of our Board of Directors and any applicable committee on which they served while they were members of our Board of Directors or the applicable committee.

Committee	Year of Inception	Members at the End of 2014	Committee Functions		Meetings Held in 2014
Audit	2000	A. Timothy Godwin (Chair) (1) (2) Jocelyn E. Carter-Miller Jef T. Graham Barbara V. Scherer (1)	•	Reviews internal accounting procedures	10
			•	Appoints independent registered public accounting firm
			•	Reviews annual audit plan of the independent auditor, the results of the independent audit, and the report and recommendations of the independent auditor
			•	Evaluates the adequacy of our internal financial and accounting processes and controls
			•	Determines investment policy and oversees its implementation

Compensation	2000	Ralph E. Faison (Chair) Jocelyn E. Carter-Miller Linwood A. Lacy, Jr. Gregory J. Rossmann	•	Administers our equity plans	6
			•	Reviews and approves compensation of directors and officers, and makes recommendations to the Board with respect thereto
			•	Reviews and recommends general policies relating to compensation and benefits

Nominating and Corporate Governance	2004	Julie A. Shimer (Chair) Ralph E. Faison Gregory J. Rossmann Thomas H. Waechter(3)	•	Recommends nomination of Board members	6
			•	Assists with succession planning for executive management positions
			•	Oversees and evaluates Board performance
			•	Evaluates composition, organization and governance of the Board and its committees

(1)	In March 2015, Ms. Scherer became Chair of the Audit Committee, and Mr. Godwin continued as a member.

(2)	In July 2014, Mr. Godwin resigned as a member of the Nominating and Corporate Governance Committee.

(3)	In December 2014, Mr. Waechter was appointed as a member of the Nominating and Corporate Governance Committee.

Audit Committee

Our Board of Directors first adopted a written charter for the Audit Committee in August 2000. A copy of our current amended and restated Audit Committee charter is available on the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. None of the members of the Audit Committee is an employee of NETGEAR. Ms. Scherer serves as Chair of our Audit Committee, succeeding Mr. Godwin in March 2015.

Compensation Committee

Our Board of Directors first adopted a written charter for the Compensation Committee in August 2000. A copy of our current amended and restated Compensation Committee charter is available on the investor relations section of our website at www.netgear.com. Our Board of Directors has determined that all members of the Compensation Committee meet the non-employee director definition of Rule 16b-3 promulgated under Section 16 of the 1934 Act, the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the independence standards of the applicable NASDAQ Marketplace Rules. Mr. Faison serves as Chair of our Compensation Committee. The Compensation Committee may form and delegate authority to subcommittees (consisting solely of Compensation Committee members) when appropriate.

Nominating and Corporate Governance Committee

Our Board of Directors formed a Nominating and Corporate Governance Committee and adopted its written charter in April 2004. A copy of our current amended and restated Nominating and Corporate Governance Committee charter is available on the investor relations section of our website at www.netgear.com. None of the members of the Nominating and Corporate Governance Committee is an employee of NETGEAR. Dr. Shimer serves as Chair of our Nominating and Corporate Governance Committee.

Policy for Director Recommendations and Nominations

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by members of our Board of Directors, management and stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to our Board of Directors from stockholders who have provided the following written information: the candidate's name; home and business contact information; detailed biographical data and qualifications; information regarding any relationships between the candidate and NETGEAR within the last three years; and evidence of the nominating person's ownership or beneficial ownership of NETGEAR stock and amount of stock holdings. The Nominating and Corporate Governance Committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by our Board of Directors, individual Board members or management.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders provided they meet the requirements set forth in our amended and restated bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting, is described above in the section entitled “General Information - Deadline for Receipt of Stockholder Proposals for 2016 Annual Meeting.”

Where the Nominating and Corporate Governance Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management. In its evaluation of director candidates, including the members of our Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee considers, among other factors:

•	the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board; and

•	such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and actual or potential conflicts of interest.

With respect to diversity, the Nominating and Corporate Governance Committee also focuses on various factors such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints.

In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and review, the Nominating and Corporate Governance Committee may nominate the nominee(s) for election to our Board of Directors.

Corporate Governance Policies and Practices

We maintain a corporate governance page on the investor relations section of our website at www.netgear.com. This website includes, among other items, profiles of all of our directors and officers, charters of each committee of the Board, our corporate governance guidelines, our code of ethics, the information regarding our whistleblower policy, and our director and officer stock ownership guidelines.

Our policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the NASDAQ Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•
A majority of the members of the Board are independent directors, as defined by the NASDAQ Marketplace rules. Independent directors do not receive consulting, legal or other fees from us other than standard Board and Committee compensation.

•	Dr. Shimer serves as the lead independent outside director.

•	The independent directors of the Board meet regularly without the presence of management.

•
The Board has adopted a code of ethics that is applicable to all of our employees, officers and directors. This code is intended to deter wrongdoing and promote ethical conduct. Directors, officers and employees are required to complete annual surveys relating to their knowledge of any violation of legal requirements or the code of ethics, including any violations of our anti-corruption compliance policy. We will post any amendments to, or waivers from, our code of ethics on our website.

•
Directors stand for re-election every year. Pursuant to our corporate governance guidelines, it is our policy that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee and our Board of Directors.

•	The Audit, Compensation, and Nominating and Corporate Governance Committees each consist entirely of independent directors.

•	The charters of the Board committees clearly establish their respective roles and responsibilities.

•	At least annually, the Board reviews our business initiatives, capital projects and budget matters.

•	The Audit Committee reviews and approves all related party transactions.

•	The Board has implemented a process of periodic self-evaluation of the Board and its Committees.

•
As part of our Whistleblower Policy, we have made a “whistleblower” hotline available to anyone, including all employees, for anonymous reporting of financial or other concerns. The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

•
Directors are encouraged to attend our annual meeting. While their attendance is not required, at the 2014 Annual Meeting of Stockholders, every one of our directors who was a director at that time was in attendance in person.

•
Directors and officers are encouraged to hold and own common stock of the Company to further align their interests and actions with the interest of our stockholders, pursuant to our director and officer stock ownership guidelines.

•
Under our insider trading policy, directors and employees, including our executive officers, are prohibited from hedging or pledging of the Company's securities and from investing in derivatives of the Company's securities.

Board Leadership Structure

The Board believes that the Company's Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company's business and industry, and most capable of effectively identifying strategic priorities and leading any discussion about the Company's business. The Board and management have different perspectives and roles in strategy development. The Company's independent directors bring experience, oversight and expertise from outside the Company and from industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Independent Director

Dr. Shimer has served as the lead independent director since July 2013. Dr. Shimer also serves as the Chair of the Nominating and Corporate Governance Committee. As the lead independent director, Dr. Shimer has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him or her on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Director Compensation

Our non-employee directors receive a $25,000 annual retainer. The chairperson of the Audit Committee is also paid an additional annual retainer of $10,000, and each chairperson of our other committees is also paid an additional annual retainer of $4,000. In addition, the lead independent director receives an additional annual retainer of $15,000. Retainers are paid on a quarterly basis after the end of each quarter.

Our non-employee directors receive $1,000 per meeting attended and are entitled to reimbursement of travel (first-class domestic and business-class international) and other related expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. The chairperson of the Audit Committee receives an additional $1,000 per committee meeting or sub-meeting with management attended, and the chairperson of the Compensation Committee and of the Nominating and Corporate Governance Committee each receives an additional $500 per meeting attended. Meeting fees are aggregated and paid on a quarterly basis after the end of each quarter.

Upon joining the Board, a non-employee director is eligible to receive an initial grant of 8,000 restricted stock units. The restricted stock units will vest 1/3 on each anniversary of the grant date, so that the entire grant will be fully vested over a three year period, subject to continued service through such dates.

On an annual basis, a non-employee director who has been a director for at least six months at the time of our annual stockholder meeting is eligible to receive a grant of a number of restricted stock units equal to $200,000 divided by the closing price of the Company’s common stock on the date of such meeting. These restricted stock units become fully vested on the date of the following year's annual stockholder meeting.

In order to encourage continuing director education, the Nominating and Corporate Governance Committee has also established a budget for director education of $6,000 over any two-year period for each director. Directors serving on multiple boards are encouraged to obtain pro rata reimbursement of their director education expenses from each corporation that they serve.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's credit, liquidity and operations, as well as the risks related thereto. The Company's Compensation Committee is generally responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, the Company has a Risk Committee that reports to the Board at least annually regarding its findings on enterprise risk and the Company's management of this risk. The Risk Committee is led by the Company's internal audit team and is composed of department heads and leaders across the Company. The Risk Committee meets on a regular basis and reviews enterprise risk across the Company's various functional groups.

Fiscal Year 2014 Director Compensation

The following Director Compensation Table sets forth certain information regarding the compensation of our non-employee directors for the 2014 fiscal year.

Name	Fees Earned In Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Jocelyn E. Carter-Miller (3)	48,000	199,998	—	247,998
Ralph E. Faison (3)	50,000	199,998	—	249,998
A. Timothy Godwin (3)	67,000	199,998	—	266,998
Jef T. Graham (3)	42,000	199,998	—	241,998
Linwood A. Lacy, Jr. (3)	39,000	199,998	—	238,998
Gregory J. Rossmann (3)	44,000	199,998	—	243,998
Barbara V. Scherer (3)	43,000	199,998	—	242,998
Julie A. Shimer (3)	59,500	199,998	—	259,498
Thomas H. Waechter (4)	—	285,920	—	285,920

(1)
The amounts included in the “Stock Awards” column represent the full grant date value of non-option stock awards (restricted stock units) granted in 2014 calculated utilizing the provisions of the authoritative guidance for stock compensation without regard to vesting. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. As of December 31, 2014, each Director had the following number of restricted stock units outstanding: Jocelyn E. Carter-Miller, 6,150 units; Ralph E. Faison, 6,150 units; A. Timothy Godwin, 6,150 units; Jef T. Graham, 6,150 units; Linwood A. Lacy, Jr., 6,150 units; Gregory J. Rossmann, 6,150 units; Barbara V. Scherer, 6,150 units; and Julie A. Shimer, 6,150 units; and Thomas H. Waechter, 8,000 units.

(2)
As of December 31, 2014, each Director had the following number of options outstanding: Jocelyn E. Carter-Miller, 0; Ralph E. Faison, 0; A. Timothy Godwin, 11,800; Jef T. Graham, 10,133; Linwood A. Lacy, Jr., 15,000; Gregory J. Rossmann, 1,800; Barbara V. Scherer, 0; Julie A. Shimer, 1,800; and Thomas H. Waechter, 0.

(3)
On June 3, 2014, each of these directors was issued 6,150 restricted stock units, which vest entirely on the date of the next annual meeting of the stockholders. Each grant of these restricted stock units had a grant date fair value of $199,998. There were no stock option awards made to the directors in 2014.

(4)
On December 22, 2014, Mr. Waechter was appointed to serve as a member of the Board of Directors and was issued 8,000 restricted stock units, which vest one-third (1/3) per year upon each anniversary of his start date. These restricted stock units had a grant date fair value of $285,920.

Director Stock Ownership Guidelines

Our Board of Directors adopted stock ownership guidelines for our directors and executive officers, effective as of January 1, 2005. The guidelines require our directors to own a minimum of 5,000 shares of NETGEAR common stock. Directors have a five year period in which to achieve the required compliance level. Shares owned directly by a director and unvested restricted stock units are counted toward the guidelines. All of our directors are currently in compliance with the guidelines.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is responsible for recommending to our Board of Directors salaries, incentives and other forms of compensation for officers and other employees. None of the members of the Compensation Committee is currently or has been at any time an officer or employee of NETGEAR or a subsidiary of NETGEAR. There were no interlocks or insider participation between any member of the Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of another company.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2015 and, with the endorsement of our Board of Directors, recommends to stockholders that they ratify that appointment. PricewaterhouseCoopers LLP served in this capacity for the year ended December 31, 2014. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services for the years ended December 31, 2014 and December 31, 2013:

Fee Category	2014 Fees	2013 Fees
Audit Fees	$1,779,130	$1,738,591
Audit-Related Fees	7,921	14,972
Tax Fees	324,788	217,922
All Other Fees	3,600	3,600
Total Fees	$2,115,439	$1,975,085

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for consultations in connection with Sarbanes-Oxley compliance, acquisitions, as well as financial accounting and reporting standards.

Tax Fees. Consists of fees billed for professional services including assistance regarding federal, state and international tax compliance and related services, as well as professional services for tax advice and tax planning.

All Other Fees. Consists of fees billed for use of an online accounting research tool provided by PricewaterhouseCoopers LLP.

Before selecting and prior to determining to continue its engagement for 2015 with PricewaterhouseCoopers LLP, the Audit Committee carefully considered PricewaterhouseCoopers LLP's qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee's review also included matters required to be considered under the Securities and Exchange Commission's rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors' independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by PricewaterhouseCoopers LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services provided by PricewaterhouseCoopers LLP described under “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of non-audit related services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Vote Required and Board of Directors' Recommendation

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our amended and restated bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee and Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

PROPOSAL THREE
APPROVAL OF NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for NETGEAR and our stockholders. This proposal gives our stockholders the opportunity to cast an advisory vote to approve compensation to our executive officers set forth in the Summary Compensation Table (the “Named Executive Officers”).

Our executive compensation programs aim to address a number of objectives, such as attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating our Named Executive Officers to achieve returns for our stockholders. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Furthermore, we believe that the various elements of our executive compensation program combine to promote our goal of ensuring that total compensation should be related to both NETGEAR's performance and individual performance.

We urge you to carefully read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional information regarding our executive compensation, including our compensation philosophy and objectives and the 2014 compensation of the Named Executive Officers. The following highlights important aspects of executive compensation with respect to our Named Executive Officers in fiscal year 2014:

•	Approximately 70% of total compensation for our Named Executive Officers is variable and tied to achievement of internal performance targets or Company performance;

•	We granted long-term equity awards (four-year standard vesting) that link the interests of our Named Executive Officers with those of our stockholders;

•	Named Executive Officers are not entitled to any tax gross-up treatment on any severance, change-of-control benefits or other benefits;

•	We have clawback provisions for the executive bonus plan for Named Executive Officers and stock option and restricted stock unit award agreements for Named Executive Officers; and

•
Minimum Company performance requirements for payment of annual cash incentive bonuses in 2014 were not achieved, and accordingly Named Executive Officers did not receive any annual cash incentive bonuses for 2014.

We believe the compensation program for the Named Executive Officers is instrumental in helping us try to achieve our financial performance and business goals. In 2014, our revenue grew to $1.39 billion, representing an increase of $23.9 million, or 1.7% over the prior year. We operate our business profitably. Our earnings and operational performance helped drive a cash, cash equivalents and short-term investments balance at the end of 2014 of $257.1 million, an increase of $8.9 million over the prior year-end. In addition, during 2014 we returned approximately $90.6 million in capital to our stockholders through the repurchase of shares of our common stock.

We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the requirements of Section 14A of the 1934 Act and the Securities and Exchange Commission's compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and the narrative disclosures that accompany the compensation tables). Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required and Board of Directors' Recommendation

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. The Company intends to conduct an advisory vote to approve the Company's executive compensation annually. The next such vote will be conducted at our 2016 Annual Meeting of Shareholders.

The affirmative vote by a majority of shares present in person or by proxy at the annual meeting and entitled to vote is required to approve this proposal. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the approval of the compensation of our Named Executive Officers.

PROPOSAL FOUR
APPROVAL OF AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAWS TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

After due consideration, our Board of Directors has determined that it is advisable and in NETGEAR’s best interests and in the best interests of our stockholders to amend our amended and restated certificate of incorporation (the “Charter”) and our amended and restated bylaws (the “Bylaws”) to eliminate the supermajority stockholder vote requirements as described in more detail below. On March 26, 2015, our Board of Directors adopted resolutions approving the proposed certificate of amendment of our Charter in substantially the form attached hereto as Appendix A (the “Charter Amendment”), and the conforming change to our Bylaws described below. At that time, our Board of Directors declared the proposed Charter Amendment and conforming Bylaw amendment to be advisable and in the best interests of NETGEAR and our stockholders and is accordingly submitting the proposed amendments for approval by our stockholders.

Rationale and Background

Supermajority voting provisions are intended to provide protection against self-interested action by large stockholders and to encourage a person seeking control of a company to negotiate with its board to reach terms that are fair and provide the best results for all stockholders. However, as corporate governance standards have evolved, many investors and commentators now view these provisions as limiting a board’s accountability to stockholders and the ability of stockholders to effectively participate in corporate governance.

The Board of Directors considered the arguments in favor of and against removing the supermajority voting requirements from the Charter and the Bylaws, and determined that it is in the best interests of the company and its stockholders to remove the supermajority voting requirements pursuant to the amendments to the Charter and Bylaws described below. On the recommendation of our Nominating and Corporate Governance Committee and after due deliberation based on the facts and data presented, our Board of directors approved the proposed amendments to our Charter and Bylaws, subject to the approval of no less than 66 2/3 % of the outstanding shares of the Company in accordance with the current Charter and Bylaws.

The proposed amendments to the Charter and Bylaws to eliminate these supermajority provisions are described in more detail below. The text of the Charter Amendment is set forth in Appendix A attached hereto.

Certificate of Incorporation

•
Article X - Currently requires a supermajority vote to adopt, amend or repeal certain provisions in our Bylaws relating to meetings of our stockholders (Article II), the number of our directors (Section 3.2), the election, qualification and term of office of directors (Section 3.3), director resignation and vacancies (Section 3.4), removal of directors (Section 3.14), indemnity (Article VI) and amendments to our Bylaws (Article IX). Upon the approval by our stockholders of the proposed amendments, Article X of our Charter would be amended as follows, with the proposed deletions stricken through and proposed additions underlined:

“The Board is expressly empowered to adopt, amend or repeal any of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, except as otherwise required by law or by this Certificate with respect to~~in addition to~~ any vote of the holders of any class or series of stock of the Corporation ~~required by law or by this Certificate~~, the affirmative vote of the holders of at least a majority of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote at such meeting ~~66-2/3% of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors~~, voting together as a single class, shall be required to adopt, amend or repeal all or any portion of Article II, Section 3.2, Section 3.3, Section 3.4, Section 3.14, Article VI or Article IX of the Bylaws of the Corporation.”

•
Article XII - Currently requires a supermajority vote to amend or repeal Article XII, Article V, Article VI, Article VIII, Article IX or Article X of our Charter. Upon the approval by our stockholders of the proposed amendments, Article XII of our Charter would be amended as follows, with the proposed deletions stricken through and proposed additions underlined:

“The Corporation reserves the right to amend or repeal any provision contained in this Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation;

provided, however, that, notwithstanding any other provision of this Certificate, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate, the affirmative vote of the holders of at least a majority~~66-2/3%~~ of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XII, Article V, Article VI, Article VIII, Article IX or Article X.”

Bylaws

•
Article IX requires a supermajority vote to amend or repeal certain provisions in our Bylaws relating to meetings of our stockholders (Article II), the number of our directors (Section 3.2), the election, qualification and term of office of directors (Section 3.3), director resignation and vacancies (Section 3.4), removal of directors (Section 3.14), indemnity (Article VI) and amendments to our Bylaws (Article IX). Upon the approval by our stockholders of the proposed amendments, Article IX of our Bylaws would be amended as follows, with the proposed deletions stricken through and proposed additions underlined:

“The Bylaws of the corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the corporation may, in its Certificate, confer the power to adopt, amend or repeal bylaws upon the Board. The fact that such power has been so conferred upon the Board shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws. Notwithstanding the foregoing, except as otherwise required by law or by the Certificate with respect to ~~in addition to~~ any vote of the holders of any class or series of stock of the corporation ~~required by law or by the Certificate~~, the amendment or repeal of all or any portion of Article II, Section 3.2 (number of directors), Section 3.3 (election, qualification and term of office of directors), Section 3.4 (resignation and vacancies), Section 3.14 (removal of directors), Article VI or this Article IX by the stockholders of the corporation shall require the affirmative vote of the holders of at least a majority of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote at such meeting ~~sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors~~, voting together as a single class.”

Vote Required and Board of Directors’ Recommendation

The affirmative vote by a majority of holders of at least 66 2/3% of the issued and outstanding common stock of NETGEAR is required to approve the amendments to our Charter and Bylaws to remove the supermajority provisions described herein. Our Board of Directors has unanimously approved this proposal and recommends that stockholders vote “FOR” the amendments to our Charter and Bylaws to remove the supermajority provisions described herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 29, 2015 by:

•	each stockholder who we know beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our Named Executive Officers set forth in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options or other rights held by that person that are currently exercisable or that will become exercisable within 60 days of March 29, 2015, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o NETGEAR, Inc., 350 East Plumeria Drive, San Jose, California 95134. The percentages in the table below are based on 34,641,015 shares of our common stock outstanding as of March 29, 2015. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. The information provided in this table is based on our records and information filed with the Securities and Exchange Commission, unless otherwise noted.

Name and Address	Number of Shares of Common Stock Beneficially Owned	Number of Shares Underlying Equity Awards Beneficially Owned (9)	Total Shares Beneficially Owned	Percentage of Total Shares Beneficially Owned
5% Stockholders:
FMR LLC (1)	4,314,024	—	4,314,024	12.5%
Royce & Associates, LLC (2)	3,576,801	—	3,576,801	10.3%
Neuberger Berman Group LLC (3)	3,528,352	—	3,528,352	10.2%
BlackRock, Inc. (4)	3,134,350	—	3,134,350	9.0%
The Vanguard Group, Inc (5)	2,298,610	—	2,298,610	6.6%
DNB Asset Management AS (6)	1,898,530	—	1,898,530	5.5%
Executive Officers and Directors:
Patrick C.S. Lo (7)	339,449	786,882	1,126,331	3.2%
Christine M. Gorjanc	35,152	138,479	173,631	*
John P. McHugh	1,560	9,166	10,726	*
Michael F. Falcon	9,675	56,987	66,662	*
Andrew W. Kim	2,088	49,484	51,572	*
Jocelyn E. Carter-Miller	3,789	—	3,789	*
Ralph E. Faison	30,000	—	30,000	*
A. Timothy Godwin (8)	48,815	11,800	60,615	*
Jef Graham	12,000	10,133	22,133	*
Linwood A. Lacy, Jr.	221,150	15,000	236,150	*
Gregory J. Rossmann	18,400	1,800	20,200	*
Barbara V. Scherer	11,666	—	11,666	*
Julie A. Shimer	25,000	1,800	26,800	*
Thomas H. Waechter	—	—	—	—

All current directors and executive officers as a group (16 persons)	760,910	1,165,411	1,926,321	5.4%
* Less than one percent of our outstanding shares of common stock

(1) Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2015, by FMR LLC (“FMR”). FMR has sole power to vote or to direct the vote of 255,411 shares and sole power to dispose or to direct the disposition of 4,314,024 shares. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(2) Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 15, 2015, by Royce & Associates, LLC (“Royce & Associates”). Royce & Associates has sole power to vote of and dispose of all of the reported shares. The address of Royce & Associates is 745 Fifth Avenue, New York, NY 10151.

(3)  Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2015, by Neuberger Berman Group LLC (“Berman Group”). Berman Group has shared power to vote or direct the vote of 3,519,552 shares and shared power to dispose or to direct the disposition of 3,528,352 shares. Berman Group and its affiliates may be deemed to be beneficial owners of securities because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients. The address for Berman Group is 605 Third Avenue, New York, NY 10158.

(4)  Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 15, 2015, by BlackRock, Inc. (“BlackRock”). BlackRock has sole power to vote or direct the vote of 3,046,936 shares and sole power to dispose or to direct the disposition of 3,134,350 shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10022.

(5)  Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2015, by The Vanguard Group, Inc (“Vanguard Group”). Vanguard Group has sole power to vote or direct to vote of 47,438 shares, sole power to dispose of or to direct the disposition of 2,254,772 shares and shared power to dispose or to direct the disposition of 43,838 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 43,838 shares as a result of its serving as investment manager of collective trust accounts. The address of Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(6)  Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2014, by DNB Asset Management AS (“DNB Asset Management”). All of the securities are beneficially owned by DNB Asset Management. The address of DNB Asset Management is Dronning Aufemias Gate 30, Bygg M-12N 0191 Oslo, Norway.

(7) Shares beneficially owned by Mr. Lo include (1) 131,750 shares held of record by The Patrick and Emily Lo Revocable Trust dated 4-7-99, (2) 147,668 shares held of record by the education trusts of Mr. Lo's children and Mr. Lo is a co-trustee of each such trust, and (3) 60,031 shares held of record by Mr. Lo.

(8) Shares are held by A. Timothy Godwin Family Trust dated 3/27/95, as amended.

(9) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. The shares indicated represent shares underlying stock options exercisable and restricted stock units vesting within 60 days of March 29, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

NETGEAR is a global networking company that delivers innovative products to consumers, businesses and service providers. In 2014 our revenue grew to $1.39 billion, representing an increase of $23.9 million, or 1.7% over the prior year. We operate our business profitably. Our earnings and operational performance helped drive a cash, cash equivalents and short-term investments balance at the end of 2014 of $257.1 million, an increase of $8.9 million over the prior year-end. In addition, during 2014 we returned approximately $90.6 million in capital to our stockholders through the repurchase of shares of our common stock.

Despite challenges in certain of our markets and customers segments during 2014, we grew the business and were able to make share gains in key product categories and important regions worldwide. We remain committed to pursuing growth opportunities we see in smart homes, next generation service providers, and small and medium-sized businesses. We have maintained financial discipline while continuing to drive innovation with continual investment in research and development. We have also maintained a strong balance sheet and continue to closely manage our expenses, inventory and cash.

We believe the compensation program for our Named Executive Officers is instrumental in driving the Company's focus on long-term growth and strong financial performance. The compensation of our Named Executive Officers consists of three main elements: base salary, annual incentive compensation and long-term incentive compensation. Compensation is based on overall company performance as well as individual performance. We continue to seek to have total compensation for Named Executive Officers at or near the median for our Peer Group, as identified below. We believe all of these factors help us achieve total compensation for our Named Executive Officers that is fair, reasonable and competitive.

General Compensation Philosophy

We compete in an aggressive and dynamic industry and, as a result, we believe that finding, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are critical factors to our future success.

Our compensation programs aim to address a number of objectives, including attracting and retaining highly qualified executive officers, rewarding individual contribution, loyalty, teamwork and integrity, and motivating management to achieve returns for our stockholders. The Compensation Committee, as well as our Board of Directors, does not believe that our compensation policies encourage excessive risk taking by our executives or employees. Our programs are geared for short and long-term performance with the goal of increasing stockholder value over the long term. Our executive compensation program impacts all of our employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect executive compensation and incentive programs have on all of our employees.

We believe that the compensation of our executives should reflect their success as a management team in attaining key short term and long term operating objectives, such as growth of sales, operating margins and earnings per share, market share, long term competitive advantage, and ultimately, in attaining and sustaining an increased market price for our common stock. We believe that the performance of our executives in managing the Company, considered in light of general economic conditions, our company and industry, and competitive conditions, should be the basis for determination of their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we expect the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives.

In June 2014, we held a stockholder advisory vote to approve the compensation of our Named Executive Officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our Named Executive Officers, with over 93% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout 2014, we also were mindful of the strong support our stockholders expressed at our 2013 annual meeting, where over 94% of stockholder votes cast were in favor of our say-on-pay resolution, for our philosophy of linking compensation to our operating objectives and the enhancement of stockholder value. As a result, our Compensation Committee retained and continued our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our most senior executives when they help deliver on our objectives.

Designing a Competitive Compensation Package

Recruitment and retention of our Named Executive Officers and other executive management require a competitive compensation package. Our Compensation Committee has the responsibility for evaluating the executive compensation plans, policies, and programs and making such recommendations or changes as it deems appropriate. Our Compensation Committee's approach emphasizes fixing total compensation for executives, which consists of base salary and benefits, annual cash incentive and long-term incentive awards, at approximately the median of our peer group (the “Peer Group”). The Peer Group was last reviewed and confirmed in the first half of 2013 by Compensation Strategies, Inc., the Compensation Committee's compensation consultant, with input from our Chief Executive Officer and Compensation Committee Chairman. The Peer Group consists of 17 U.S. publicly traded companies from the computer peripheral and communications equipment industries of relatively similar annual revenue and market capitalization as compared to us:

Arris Group, Inc.	Fortinet, Inc.
Aruba Networks, Inc.	Juniper Networks, Inc.
Brocade Communications Systems, Inc.	Logitech International S.A.
Ciena Corporation	NetApp, Inc.
Digi International, Inc.	Plantronics, Inc.
Emulex Corp.	Polycom, Inc.
Extreme Networks, Inc.	Radisys Corp.
F5 Networks, Inc.	SanDisk Corp.
Finisar Corp.
For companies within the Peer Group, the median annual 2012 revenues were approximately $1.35 billion, with an average of $1.78 billion. The median market capitalization was $1.9 billion, with an average of $3.7 billion. Statistical analysis was used to adjust all market compensation data to approximate the current annual revenues of the Company given the variation in size of the companies from which compensation data is collected. Statistical regression techniques were used to remove the significant swings that can occur with individual raw data points.

Each element of compensation as well as total compensation are quantified and reviewed to determine the Company's competitiveness compared to the Peer Group. Precise comparisons of some forms of compensation are not possible due to lack of data or different valuation approaches for compensation that is contingent, of uncertain duration or not dollar or share-based. Therefore, certain comparisons are based on observations generally rather than comparison survey data. When data is not current through the most recent year, estimates are made to update values and public and private survey information was also used as a supplement to the data. For 2014 executive compensation purposes, the Compensation Committee continued to rely on the Peer Group compensation data collected in the previous year, although all amounts were increased slightly to account for general increases in the market over the prior year.

In determining the appropriate individual compensation levels for Named Executive Officers, the Compensation Committee considers the Peer Group compensation data as well as the individual's tenure, experience, skills, and individual and Company performance. Compensation levels for all Named Executive Officers, except our CEO, are developed by the Compensation Committee in consultation with our CEO and Compensation Strategies, Inc. The Compensation Committee engages in an active dialogue with our CEO concerning the Company's strategic objectives and performance targets. The Compensation Committee reviews the appropriateness of the financial measures used in the incentive plans and the degree of difficulty in achieving specific performance targets. The Compensation Committee also reviews with our CEO the individual responsibilities, abilities and objectives achieved in the prior year for each of the Named Executive Officers. In the case of the CEO, the Compensation Committee develops its own recommendation with the assistance of Compensation Strategies, Inc. in executive session without the CEO, or any other member of management, present. The Compensation Committee independently reviews and approves the compensation for Named Executive Officers and certain other key executives, and the Board (including all independent members of the Board) also ratifies and approves such compensation.

Compensation Committee Consultant

The Compensation Committee engages Compensation Strategies, Inc., an independent third party compensation consulting firm, to assist in selecting the Peer Group and gathering general industry compensation data. The consultant reports directly to the Compensation Committee but has been authorized by the Compensation Committee to work with certain executive officers and employees of the Company. In order to determine and confirm independence, the consultant completes an independence questionnaire provided by the Company. In addition, each director and executive officer of the Company completes an annual questionnaire which includes questions which ask about any actual or potential conflicts or relationship between such individual and the consultant. The consultant conducts regular reviews of total compensation of the Named Executive Officers and members of the Board. The consultant also provides advice with respect to other executive and Board compensation issues that might arise during the year, but otherwise provides no other services to the Company.

Setting the Pay Mix

Total Compensation

The Compensation Committee emphasizes performance-based compensation, which includes elements dependent directly on results, for our executive team. Total cash compensation (i.e., base salary and annual cash incentive) is targeted at approximately the median total cash compensation of the Peer Group for Named Executive Officers. Comparing the elements of total target compensation for 2014, base salary comprises approximately 30%, target annual incentive compensation approximately 19%, and long-term incentive compensation approximately 51% of the pay mix.

For 2014, our target total compensation (i.e., base salary, annual cash incentive and long-term incentives) for Named Executive Officers as a group was below the median for the Peer Group by approximately 6%. This percentage below the median resulted from our relatively modest variances from the Peer Group median amounts in each main compensation category. We continue to regularly evaluate our compensation practices and expect to continue to set target total compensation for Named Executive Officers to meet our goal of targeting the median Peer Group amounts in the future.

Fixed Compensation

Principal elements of fixed compensation consist of base salary and benefits (e.g., 401(k) plan, health, life and disability insurance and employee stock purchase plan). We target the value of fixed compensation generally near the median of the Peer Group to facilitate a competitive recruitment and retention strategy.

Base Salary. We generally set base salaries for Named Executive Officers at approximately the 50th percentile of the Peer Group, with individual variations based on job scope, tenure, retention risk and other factors relevant to the Compensation Committee. Increases in base salary reflect assessed performance, providing a performance link to this element of fixed compensation. Base salaries are generally reviewed by the Compensation Committee and approved by the independent members of the Board of Directors during the second quarter of the year. Accordingly, the Compensation Committee reviewed and determined base salaries for Named Executive Officers to be effective as of July 1, 2014: Mr. Lo's salary was increased from $750,000 to $775,000, Ms. Gorjanc's salary was increased from $450,000 to $480,000, Mr. McHugh's salary was increased from $320,000 to $340,000, Mr. Falcon's salary was increased from $335,000 to $360,000 and Mr. Kim’s salary was increased from $330,000 to $350,000. As a group, the base salaries for Named Executive Officers exceeded the median for the Peer Group by approximately 5%, and we believe this result is generally consistent with our stated goal of targeting the median metrics for the Peer Group.

Benefits. We provide various employee benefit programs to our Named Executive Officers, including health, life and disability insurance, a 401(k) plan and the opportunity to purchase our common stock through payroll deductions at a discounted price through our 2003 Employee Stock Purchase Plan. In addition, we match contributions made by Named Executive Officers to their 401(k) plan up to an amount equal to $3,000 per year. These benefit programs are generally available to all our employees on substantially equal terms.

Incentive Compensation

Our executive incentive compensation is linked directly to our sales and earnings growth and long-term total return to stockholders. Our incentive compensation awards include annual cash incentives tied to the current year's performance and equity awards that generally vest over four years to retain executives and to reward long-term performance. Our incentive compensation awards in 2014 included the grant of both option awards and restricted stock unit awards to our Named Executive Officers. However, our Named Executive Officers did not receive any payments under the annual cash incentive plan in 2014.

Annual Incentive Plan (Cash). Our Named Executive Officers participate under our annual bonus plan and are eligible to receive a cash bonus primarily based upon the level of annual non-GAAP operating income achieved by the Company relative to a target established at the beginning of the calendar year. We believe that annual non-GAAP operating income is an appropriate measure, as this indicates profitable revenue growth and generally reflects achievement of some of our shorter term objectives for growth in sales, operating margins and earnings per share, and market share. Non-GAAP operating income is equal to our GAAP operating income after excluding amortization of intangible assets, stock-based compensation expense, restructuring and other charges, acquisition-related expense, impact to cost of sales from acquisition accounting adjustments to inventory, litigation reserves, goodwill impairment charges and intangibles impairment charges.
Under the 2014 executive bonus plan, our Named Executive Officers were eligible to receive an incentive bonus based upon the level of annual non-GAAP operating income achieved by the Company. The target bonus amounts for our Chief Executive Officer, Chief Financial Officer and other Named Executive Officers were 115%, 75% and 50% of their respective fiscal year average base salaries. Bonus amounts for the Named Executive Officers would become eligible to be paid based upon the Company achieving a minimum threshold amount of $148.0 million in 2014 annual non-GAAP operating income. If 2014 annual non-GAAP operating income exceeded the $148.0 million threshold, then 50% of amounts in excess of this threshold would be contributed to a bonus pool until the bonus pool reached a sufficient level to fund the target bonus amounts for participants in the plan. If there was additional non-GAAP operating income beyond the amount required to fully fund the target bonus amounts, then 50% of such excess amount also would be contributed to the bonus pool, subject to reaching a level sufficient to pay maximum bonus amounts. The maximum bonus amount payable under the bonus plan was 150% of an individual’s target bonus amount, or 172.5%, 112.5% and 75% of the respective fiscal year average base salaries of our Chief Executive Officer, Chief Financial Officer and other Named Executive Officers.

We believe that this minimum threshold amount of $148.0 million in non-GAAP operating income was set at an appropriate level based on market and industry expectations at that time and our 2014 annual operating plan reviewed and approved by our Board of Directors, and that it was achievable and not unrealistic. In addition, once the eligible bonus is determined based upon the level of annual non-GAAP operating income achieved, the Compensation Committee also has discretion to reduce such bonus based upon the executive's achievement of his or her individual annual objectives. As a group, the target annual incentive cash bonus amount for Named Executive Officers was above the median for the Peer Group by approximately 2%. Consistent with our approach, the Peer Group market data generally results in target annual incentive cash bonus amounts being separated into three tiers, namely one for the Chief Executive Officer, one for the Chief Financial Officer and one for the other Named Executive Officers.

The Company's reported 2014 annual non-GAAP operating income was $141.0 million. Based on this amount not reaching the minimum threshold annual non-GAAP operating income amount of $148.0 million, no annual incentive cash bonuses were paid to any Named Executive Officer for services performed during fiscal year 2014.
Equity Awards. We provide long-term incentives through our 2003 Stock Plan (“2003 Plan”) and our Amended and Restated 2006 Long-Term Incentive Plan (“2006 Plan”). Equity grants have been granted in the past under the 2003 Plan and are periodically granted under the 2006 Plan to provide additional incentive to Named Executive Officers to maximize long-term total return to our stockholders. We generally provide an initial grant upon employment commencement and subsequent smaller annual refresh grants. We may grant a mixture of equity grants, including stock options, restricted stock and restricted stock units. We believe that equity grants are a particularly strong incentive, because they increase in value to our employees as the fair market value of our common stock increases. In the case of restricted stock and restricted stock units, which have immediate underlying value, such awards also provide a retention benefit over the vesting period of the awards. While the annual incentive plan might focus on achievement of shorter term objectives related to Company performance, we believe equity awards to our Named Executive Officers provide an incentive to reach some of our longer term objectives and metrics, such as building on our long-term competitive advantages and increasing the market value of our common stock over time.

With respect to the size of the equity awards granted to our Named Executive Officers, the Compensation Committee mostly relies on input from two sources to determine the amount of equity awards to be granted: research from Compensation Strategies, Inc. and input from our Chief Executive Officer. The Compensation Committee also reviews the then-current status of equity awards available for grant under our 2006 Plan for the current year as well as for the foreseeable future. In addition, the Compensation Committee considers relevant factors, including without limitation the executive's position, the executive's individual performance, the number of equity awards held (if any), and the extent to which those equity awards are vested. Compensation Strategies, Inc. prepares a comprehensive analysis of the equity award practices of our Peer Group. Objectively, we generally target our compensation to be at the median for the Peer Group. Our Chief Executive Officer also gives his input on the size of equity grants to be made to the Named Executive Officers, other than himself, with a review of the prior year's grants as the baseline starting point and such officer's individual performance for the year. Accordingly, by combining analysis of specific objective data (from both the Peer Group report and the status of equity awards available for grant) with subjective input from our Chief Executive Officer, the Compensation Committee determines an appropriate amount of equity awards to be granted for each Named Executive Officer for the current year.

The Compensation Committee makes a formal recommendation to the independent members of the Board of Directors of any proposed awards for their review and approval. Equity awards for our Named Executive Officers may be granted pursuant to written consent of the Board but are typically granted during a Board of Directors meeting, which meetings are scheduled a year in advance to minimize the discretionary selection of grant dates and the appearance of granting options based on the timing of disclosure of material information to the public.

As part of the Company's annual compensation review in the first half of the year, annual equity awards were made to the Named Executive Officers during this period. The Named Executive Officers received a combination of option and restricted stock unit awards. The Company's long-term incentive compensation for Named Executive Officers as a group was below the targeted median of the Peer Group by approximately14%.

Clawback Policy

In order to minimize the risk of undue overpayment of bonus amounts and granting excessive option and restricted stock unit awards, the Compensation Committee and the Board of Directors in 2010 approved the addition of a clawback provision to the executive bonus plan and to award agreements which apply to the Named Executive Officers. The clawback provision may require a forfeiture of previously paid bonus amounts or previously awarded option or restricted stock unit awards in the event that the financial statements of the Company are subsequently restated and if such restated statements would have resulted in less of an actual bonus award being paid to Named Executive Officer or less of an actual option or restricted stock unit award being awarded to an Named Executive Officer, if such information had been known at the time the actual award had originally been calculated or determined. Pursuant to the clawback provision, the independent members of the Board of Directors or the Compensation Committee may require, in its discretion, that such Named Executive Officer forfeit and/or repay to the Company the amount by which an actual bonus award previously paid exceeds the lesser pro forma bonus award and the amount by which an actual award previously awarded exceeds the lesser pro forma option or restricted stock unit award, as the case may be. The policy is to put the Company in no worse position had the Compensation Committee known of the restatement of financial statements at the time of the awards. We believe this is a fair and equitable way to address any potential windfall that may benefit a Named Executive Officer in the event that our financial statements are materially inaccurate.

Stock Ownership Guidelines

We have also adopted, effective as of January 1, 2005, stock ownership guidelines for our Named Executive Officers to own and hold common stock of the Company to further align their interests and actions with the interests of our stockholders. Under the guidelines, our Chief Executive Officer is expected to own approximately five times his annual base salary. Other Named Executive Officers are expected to achieve ownership levels equal to approximately one to three times base salary. Named Executive Officers have a five-year period in which to achieve the required compliance level. Shares owned directly by the executive and unvested restricted stock units are counted toward the guidelines. As of December 31, 2014, all of the Named Executive Officers were in compliance with the stock ownership guidelines.

Policy Against Hedging or Pledging NETGEAR Stock

Under our insider trading policy, directors and employees, including our Named Executive Officers, are prohibited from hedging or pledging of the Company's securities and from investing in derivatives of the Company's securities.

Executive Severance and Change of Control Benefits

The Company does not have a formal executive severance or change in control plan. The severance and change of control benefits that each Named Executive Officer is eligible for is governed by his or her employment agreement, change of control agreement or offer letter with us. The Compensation Committee believes that these agreements and offer letters are an essential element of our Named Executive Officers' compensation packages in order to be competitive with other companies that compete with us for executive officer talent, and also to ensure that our Named Executive Officers feel that they have adequate financial security to manage any circumstances that would obligate us to pay them severance or change in control benefits. For a more detailed description of these severance and change of control benefits, please see “Executive Compensation-Potential Payments Upon Termination or Change In Control.”

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The Company generally seeks to maximize the deductibility for tax purposes of all elements of compensation. Our 2006 Plan is structured so that any compensation recognized by an executive officer in connection with the exercise of his or her outstanding options under the plan will qualify as performance-based compensation and will not be subject to the $1 million limitation. In addition, our 2006 Plan allows our Compensation Committee to structure equity awards other than stock options as performance based compensation under

Section 162(m). In addition, our Executive Bonus Plan allows us to structure our cash incentives that are paid thereunder to qualify for a deduction under Section 162(m). The Compensation Committee, however, periodically reviews applicable tax provisions, such as Section 162(m), and may revise compensation plans from time to time to comply with their rules and to maximize deductibility. Also, while the Compensation Committee believes that structuring compensation to be deductible under Section 162(m) generally is desirable, it may decide that foregoing a tax deduction is desirable to otherwise achieve its performance objectives.

EXECUTIVE COMPENSATION

Summary Compensation Table

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for 2014 (our “Named Executive Officers”) for services rendered in all capacities for the years indicated.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1), (8)	Option Awards ($) (2), (8)	Non-Equity Incentive Plan Compensation ($) (8)		All Other Compensation ($)		Total ($)
Patrick C.S. Lo, Chairman and Chief Executive Officer	2014	$762,404	$813,000	$1,199,146	$—		$3,000	(7)	$2,777,550
	2013	$732,500	$964,811	$1,383,769	$208,684	(3)	$3,000	(6)	$3,292,764
	2012	$697,500	$—	$1,329,312	$208,684	(3)	$3,000	(5)	$2,238,496
Christine M. Gorjanc, Chief Financial Officer	2014	$464,885	$390,240	$358,470	$—		$3,000	(7)	$1,216,595
	2013	$445,000	$325,400	$381,537	$156,513	(3)	$3,000	(6)	$1,311,450
	2012	$432,500	$—	$331,391	$156,513	(3)	$3,000	(5)	$923,404
John P. McHugh, Senior Vice President and General Manager of Commercial Business Unit	2014	$329,923	$227,640	$298,725	$—		$27,000	(4)	$883,288
Michael F. Falcon, Senior Vice President of Worldwide Operations and Support	2014	$347,404	$227,640	$298,725	$—		$3,000	(7)	$876,769
	2013	$330,000	$227,780	$317,948	$88,691	(3)	$3,000	(6)	$967,419
	2012	$320,000	$—	$265,112	$88,691	(3)	$—		$673,803
Andrew W. Kim, Senior Vice President of Corporate Development, General Counsel and Corporate Secretary	2014	$339,923	$227,640	$298,725	$—		$3,000	(7)	$869,288
	2013	$312,500	$227,780	$317,948	$41,737	(3)	$3,000	(6)	$902,965

(1)
The amounts reported in this column represent the aggregate value of the stock awards granted to the Named Executive Officers during 2014, 2013 and 2012, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. As required, the amounts shown exclude the impact of estimated forfeitures.

(2)
The amounts reported in this column represent the aggregate value of option awards granted to the Named Executive Officers during 2014, 2013 and 2012, based upon their grant date fair value, as determined in accordance with the share-based payment accounting guidance under ASC 718. As required, the amounts shown exclude the impact of estimated forfeitures. For a discussion of the valuation assumptions for stock options, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. Please see the “Grants of Plan-Based Awards” table for more information regarding the option awards we granted in 2014.

(3)
Represents the amounts earned in relation to the Company's 2011 RSU Substitute Bonus Plan. Under the 2011 RSU Substitute Bonus Plan, each Named Executive Officer was eligible to earn a cash bonus if the Company achieved in 2011 fully-diluted non-GAAP earnings per share of $2.20, subject to certain exclusions. The Company achieved this target. Accordingly, the Named Executive Officers were paid 50% of the target bonus in the fourth quarter of 2012 and the remaining 50% was paid in the fourth quarter of 2013.

(4)	Represents a housing allowance of $24,000 and matching contributions under our 401(k) plan of $3,000, earned in 2014 and paid in February 2015.

(5)	Consists of matching contributions under our 401(k) plan that were earned in 2012 and paid in January 2013.

(6)	Consists of matching contributions under our 401(k) plan that were earned in 2013 and paid in February 2014.

(7)	Consists of matching contributions under our 401(k) plan that were earned in 2014 and paid in February 2015.

(8)	The amounts set forth in these columns are subject to clawback provisions.

Grants of Plan-Based Awards in Fiscal Year 2014

Grants of Plan-Based Awards

The following table provides certain information relating to incentive compensation and equity awards granted to, and the range of payouts that were achievable for, each of our Named Executive Officers during the fiscal year ended December 31, 2014. All stock options were granted under our 2006 Plan and have a term of ten years, subject to earlier termination in the event that the optionee's services to us cease. Shares issued through our employee stock purchase plan are issued under our 2003 Employee

Stock Purchase Plan. Cash awards paid under our annual incentive plan are reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for each of our Named Executive Officers. A description of the incentive plans can be found in “Compensation Discussion and Analysis-Incentive Compensation-Annual Incentive Plan.”

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Patrick C.S. Lo	2/14/2014 (1)				—	842	$28.58	$4,246
	3/31/2014 (2)	$—	$876,875	$1,315,313
	6/3/2014 (4)				—	100,000	$32.52	$1,194,900
	6/3/2014 (5)				25,000	—	$—	$813,000
Christine M. Gorjanc	3/31/2014 (2)	$—	$348,750	$523,125
	6/3/2014 (4)				—	30,000	$32.52	$358,470
	6/3/2014 (5)				12,000	—	$—	$390,240
John P. McHugh	3/31/2014 (2)	$—	$165,000	$247,500
	6/3/2014 (4)				—	25,000	$32.54	$298,725
	6/3/2014 (5)				7,000	—	$—	$227,640
	8/15/2014 (1)				—	743	$28.02	$3,675
Michael F. Falcon	3/31/2014 (2)	$—	$173,750	$260,625
	6/3/2014 (4)				—	25,000	$32.54	$298,725
	6/3/2014 (5)				7,000	—	$—	$227,640
Andrew W. Kim	3/31/2014 (2)	$—	$170,000	$255,000
	6/3/2014 (4)				—	25,000	$32.54	$298,725
	6/3/2014 (5)				7,000	—	$—	$227,640

(1)	These shares were issued under our 2003 Employee Stock Purchase Plan and are not subject to vesting.

(2)
These potential payouts were pursuant to the terms of the Company's Annual Bonus Plan for Executives. The maximum payout that could have been earned by the Named Executive Officers was dependent upon the Company's level of operating income achieved during 2014, and would have been subject to reduction by the Compensation Committee for individual Named Executive Officers based upon the executive's achievement of his or her individual objectives. Notwithstanding the foregoing, a bonus is paid only if the Company achieves a certain level of operating income. As a result, payout under the 2014 Bonus Plan for Executives was $0.

(3)
These amounts represent the full grant date value without regard to vesting. See Note 11 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, regarding assumptions underlying the valuation of option awards. Regardless of the value placed on a stock option on the grant date, the actual economic value of the option to the Named Executive Officer will depend on the market value of the Company's common stock at the date in the future when the option is exercised.

(4)
25% of the shares subject to these options will vest twelve months after the grant date, and 1/48 of the shares subject to these options shall vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(5)
These restricted stock unit awards will vest in four equal annual installments on the four anniversaries of the grant date, subject to the recipient continuing to be a service provider through such dates. Upon vesting, each restricted stock unit will entitle the recipient to receive one share of common stock of the Company.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides certain information relating to equity awards held by our Named Executive Officers.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (6)
Patrick C.S. Lo	3/11/2005	1,358	—	$15.35	3/11/2015	—		$—
	5/23/2006	100,000	—	$22.68	5/23/2016	—		$—
	1/12/2007	100,000	—	$29.23	1/12/2017	—		$—
	1/11/2008	100,000	—	$28.79	1/11/2018	—		$—
	1/16/2009	90,000	—	$11.41	1/16/2019	—		$—
	2/2/2010	100,000	—	$21.10	2/2/2020	—		$—
	6/13/2010	40,000	—	$20.80	6/13/2020	—		$—
	2/3/2011	95,833	4,167	$35.32	2/3/2021	—		$—
	4/26/2011	36,666	3,334	$33.15	4/26/2021	—		$—
	6/6/2012	62,500	37,500	$31.31	6/6/2022	—		$—
	5/16/2013	42,951	65,559	$32.54	5/16/2023	22,238	(3)	$791,228
	6/3/2014	—	100,000	$32.52	6/3/2024	25,000	(5)	$889,500
Christine M. Gorjanc	1/12/2007	15,000	—	$29.23	1/12/2017	—		$—
	1/11/2008	25,000	—	$28.79	1/11/2018	—		$—
	2/2/2010	8,750	—	$21.10	2/2/2020	—		$—
	6/13/2010	20,000	—	$20.80	6/13/2020	—		$—
	2/3/2011	23,958	1,042	$35.32	2/3/2021	—		$—
	4/26/2011	5,500	500	$33.15	4/26/2021	3,000	(2)	$106,740
	6/6/2012	15,626	9,375	$31.31	6/6/2022	—		$—
	5/16/2013	11,875	18,125	$32.54	5/16/2023	7,500	(3)	$266,850
	6/3/2014	—	30,000	$32.52	6/3/2024	12,000	(5)	$426,960
John P. McHugh	7/18/2013	7,083	12,917	$33.40	7/18/2023	7,500	(4)	$266,850
	6/3/2014	—	25,000	$32.52	6/3/2024	7,000	(5)	$249,060
Michael F. Falcon	2/2/2010	1,459	—	$21.10	2/2/2020	—		$—
	6/13/2010	1,595	—	$20.80	6/13/2020	—		$—
	2/3/2011	19,196	834	$35.32	2/3/2021	—		$—
	4/26/2011	3,116	284	$33.15	4/26/2021	1,700	(2)	$60,486
	6/6/2012	12,500	7,500	$31.31	6/6/2022	—		$—
	5/16/2013	9,895	15,105	$32.54	5/16/2023	5,250	(3)	$186,795
	6/3/2014	—	25,000	$32.52	6/3/2024	7,000	(5)	$249,060
Andrew W. Kim	2/2/2010	4,063	—	$21.10	2/2/2020	—		$—
	6/13/2010	2,834	—	$20.80	6/13/2020	—		$—
	2/3/2011	14,375	625	$35.32	2/3/2021	—		$—
	4/26/2011	1,466	134	$33.15	4/26/2021	800	(2)	$28,464
	6/6/2012	9,375	5,625	$31.31	6/6/2022	—		$—
	5/16/2013	9,895	15,105	$32.54	5/16/2023	5,250	(3)	$186,795
	6/3/2014	—	25,000	$32.52	6/3/2024	7,000	(5)	$249,060

(1)
25% of the shares subject to these options vested or will vest twelve months after the grant date, and 1/48 of the shares subject to these options vested or will vest each month thereafter, subject to the optionee continuing to be a service provider through such dates.

(2)
These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on April 26, 2012, subject to the individual continuing to be a service provider through such dates.

(3)
These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on May 16, 2014, subject to the individual continuing to be a service provider through such dates.

(4)
These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on July 31, 2014, subject to the individual continuing to be a service provider through such dates.

(5)
These awards are restricted stock units. These awards will vest in four equal annual installments with the first installment vesting on June 3, 2015, subject to the individual continuing to be a service provider through such dates.

(6)
These amounts were calculated as the product of the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2014, which was $35.58, and the number of shares pursuant to the applicable restricted stock units award.

Option Exercises and Stock Vested in Fiscal Year 2014

The following table provides certain information relating to option exercises and stock vested by our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Patrick C.S. Lo	842	$4,246	7,412	$244,892
Christine M. Gorjanc	—	$—	5,500	$179,410
John P. McHugh	743	$3,675	2,500	$78,275
Michael F. Falcon	2,249	$26,254	3,450	$112,679
Andrew W. Kim	—	$—	2,550	$83,636

(1)
The value realized on exercise equals the difference between the sale price of our common stock on the NASDAQ Global Select Market at the time of exercise date and the exercise price of the applicable stock option award, multiplied by the number of shares for which the stock option award was exercised.

(2)	The value realized on vesting equals the closing price of our common stock on the NASDAQ Global Select Market on the vesting date, multiplied by the number of shares that vested on the vesting date.

Pension Benefits and other Nonqualified Deferred Compensation Plans

We do not offer any defined benefit retirement plan for Named Executive Officers. Effective May 1, 2013, we established a deferred compensation plan for a select group of management or highly compensated employees. Our deferred compensation plan is unfunded and unsecured and is designed to comply with Code Section 409A. The plan allows participants to defer a flat dollar amount or a whole percentage of up to a maximum of 80% of base salary and 100% of bonuses and allows participants to invest only in mutual funds. We have the discretion to make company contributions and company matching contributions up to a designated maximum of the participant's compensation. We have elected to informally fund the plan using taxable securities placed in a grantor trust. During the deferral period, the deferred amounts are hypothetically or “notionally” invested in one investment fund instructed by the grantor trust to mirror the participant's plan allocations. The participant’s account is adjusted for deemed gains or losses on each business day based on the rate of gain or loss on the assets in each notional investment fund as of the prior day. We do not guarantee any returns on participant contributions. If a participant’s employment terminates, distribution would be made in the form of a lump sum following termination. In 2014, Mr. Lo was the only Named Executive Officer who participated in this plan.

The following table provides information about contributions, earnings, withdrawals and balances under our non-qualified deferred compensation plan in fiscal year 2014.

Name	Executive Contributions in 2014 ($) (1)	Registrant Contributions in 2014 ($)	Aggregate Earnings in 2014 ($) (2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at December 31, 2014 ($)
Patrick C.S. Lo	$379,596	$—	$37,035	$—	$801,607
Christine M. Gorjanc	$—	$—	$—	$—	$—
John P. McHugh	$—	$—	$—	$—	$—
Michael F. Falcon	$—	$—	$—	$—	$—
Andrew W. Kim	$—	$—	$—	$—	$—

(1) The amounts reported here are reported as compensation to such Named Executive Officer in the Summary Compensation Table above.

(2) None of the earnings in this column are included in the 2014 Summary Compensation Table because they are not preferential or above market. The amount include dividends, interest and change in market value.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements and/or change of control and severance agreements with each of our current Named Executive Officers. Each employment agreement may be terminated by either us or the executive officer at any time with or without cause. In addition, the employment agreements provide for annual salary and bonus amounts and severance benefits, as may be adjusted from time to time by our Board of Directors. In the event of a change of control, all equity awards issued under our 2006 Plan, including those issued to our executive officers, will become fully vested and exercisable. We have no tax gross-up agreements with any executive for change in control arrangements.

We entered into an employment agreement dated December 3, 1999, as amended, with Patrick C.S. Lo, our Chairman and Chief Executive Officer. This agreement provides that if within one year following a change of control, Mr. Lo is terminated without cause or resigns for good reason, he is entitled to full acceleration of any unvested portion of his stock options, and severance payments at his final base salary rate for a period of one year after his termination or resignation. If Mr. Lo is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of one year and will continue to have his equity awards vest for one year after such termination.

We entered into an employment agreement dated November 16, 2005, as amended, with Christine M. Gorjanc, our Chief Financial Officer. This amended agreement provides that if within one year following a change of control, Ms. Gorjanc is terminated without cause or resigns for good reason, she is entitled to receive two years acceleration of any unvested portion of her stock options, and for a termination without cause, severance payments at her final base salary rate for a period of 26 weeks after her termination or resignation. If Ms. Gorjanc is terminated without cause other than as set forth above, she is entitled to receive severance payments at her final base salary rate for a period of 26 weeks and will continue to have her equity awards vest for one year after such termination.

We entered into an employment agreement dated July 8, 2013, with John H. McHugh, our Senior Vice President and General Manager of the Commercial Business Unit. This agreement provides that if within one year following a change of control, Mr. McHugh is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options and restricted stock units, and for involuntary termination without cause within three years of employment, severance payments at his final base salary rate for a period of 26 weeks and continuous vesting of his equity awards for twelve months after his termination. If Mr. McHugh's employment terminates after three years of employment, he is entitled to receive severance payments at his final base salary rate for a period of 26 weeks and the equity awards granted at the commencement of his employment will fully vest upon such termination.

We entered into an employment agreement dated November 4, 2002, as amended, with Michael F. Falcon, our Senior Vice President of Worldwide Operations and Support. This amended agreement provides that if within one year following a change of control, Mr. Falcon is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options, and for a termination without cause, severance payments at his final base salary rate for a period of 39 weeks after his termination or resignation. If Mr. Falcon is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of 39 weeks and will continue to have his equity awards vest for one year after such termination.

We entered into an employment agreement dated October 5, 2009, with Andrew W. Kim, our Senior Vice President of Corporate Development, General Counsel and Corporate Secretary. This agreement provides that if within one year following a change of control, Mr. Kim is terminated without cause or resigns for good reason, he is entitled to receive two years acceleration of any unvested portion of his stock options and RSU awards, and for a termination without cause, severance payments at his final base salary rate for a period of 26 weeks after his termination or resignation. If Mr. Kim is terminated without cause other than as set forth above, he is entitled to receive severance payments at his final base salary rate for a period of 26 weeks and will continue to have his equity awards vest for one year after such termination.

For purposes of these employment agreements, “good reason” means the occurrence of any of the following conditions, subject to certain notice provisions in the executive's respective employment agreement: (i) a material decrease in the executive's base compensation; or (ii) a material, adverse change in the executive's authority, responsibilities or duties, as measured against the executive's authority, responsibilities or duties immediately prior to such change. Notwithstanding the foregoing, in no event will the executive have good reason to resign due merely to a change in title or a change in the executive's reporting caused by a change of control or discontinuance of any duties and responsibilities solely related to the operation of a public company.

For purposes of the employment agreement for Mr. Lo, a termination “for cause” occurs if Mr. Lo is terminated for any of the following reasons: (i) theft, dishonesty, material misconduct, or any material violation of the Company's personnel policies and procedures, or falsification of any employment or Company records; (ii) disclosure of the Company's confidential or proprietary information in violation of the Company's form of invention and proprietary information agreement; (iii) any intentional action by Mr. Lo which has a material detrimental effect on the Company's reputation or business; (iv) Mr. Lo's failure or inability to perform any assigned duties after written notice from the Company to Mr. Lo of, and a reasonable opportunity to cure, such failure or inability, which is not less than 90 days; or (v) Mr. Lo's conviction (including any plea of guilty or no contest) for any criminal act that impairs Mr. Lo's ability to perform his duties under the employment agreement. For purposes of the employment agreements for Messrs. McHugh, Falcon and Kim and Ms. Gorjanc, “cause” is defined as (i) an act of dishonesty made by the executive in connection with executive's responsibilities as an employee, (ii) executive's conviction of, or plea of nolo contendere to, a felony, (iii) executive's gross misconduct, or (iv) executive's continued violation of his or her employment duties after executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that executive has not substantially performed his or her duties.

For purposes of these employment agreements, a “change of control” of the Company shall be deemed to have occurred if at any time after the effective date of the employment agreements, respectively: (i) any person, other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company and other than Nortel Networks Corporation and its affiliates, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of directors; or (ii) (A) the Company is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (B) the Company sells or disposes of all or substantially all of the Company's assets (or any transaction having similar effect is consummated), or (C) the individuals constituting the Board immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.

Payments Upon Termination Without Cause and Not As a Result of a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his or her employment with the Company is terminated without cause and not as a result of a change in control of the Company, assuming the date of the triggering event was December 31, 2014:

Name	Cash Severance ($)		Value Realized from Equity Awards ($) (1)		Total ($)
Patrick C.S. Lo	$775,000		$8,156,699		$8,931,699
Christine M. Gorjanc	$240,000		$1,197,541		$1,437,541
John H. McHugh (2)	$170,000	(2)	$206,243	(2)	$376,243
Michael F. Falcon	$270,000		$395,672		$665,672
Andrew W. Kim	$175,000		$395,313		$570,313

(1)
The value realized equals the difference between the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2014, which was $35.58, and the exercise price of the applicable award, multiplied by the number of shares that would vest under the terms of each employment agreement.

(2)	The payments apply to involuntary termination without cause within three years of employment.

Payments Upon a Change in Control of the Company

Pursuant to the terms of our 2006 Plan, all outstanding equity awards under the 2006 Plan vest immediately upon a change in control. Our Named Executive Officers would realize the following value on equity options and awards granted under the 2006 Plan in the event of a change in control: Patrick C.S. Lo, $2,355,337; Christine M. Gorjanc, $988,967; John H. McHugh, $620,569; Michael F. Falcon, $651,692; and Andrew W. Kim, $611,245. The value realized equals the difference between $35.58 (the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2014) and the option or award exercise price per share, multiplied by the number of shares that would immediately vest upon a change in control.

Payments Upon Termination Without Cause or Resignation for Good Reason within One Year after a Change in Control of the Company

The following table summarizes the amount that each of our Named Executive Officers would receive in the event his or her employment with the Company is terminated without cause, or he or she resigns for good reason, within one year after a change in control of the Company.

Name	Cash Severance ($)	Value Realized from Equity Awards ($) (1)	Total ($)
Patrick C.S. Lo	$775,000	$—	$775,000
Christine M. Gorjanc	$240,000	$—	$240,000
John H. McHugh	$170,000	$—	$170,000
Michael F. Falcon	$270,000	$—	$270,000
Andrew W. Kim	$175,000	$—	$175,000

(1)
The value realized from equity options and awards is exclusive of any amounts already received by the Named Executive Officer as a result of the change in control itself, as disclosed in “Payments Upon a Change in Control of the Company.”

To protect the interests of NETGEAR, all of our employment agreements provide for covenants strictly limiting proprietary information disclosure, competitive activities and solicitation of our employees by a terminated executive officer for specified periods of time.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014 about our common stock that may be issued upon the exercise of options and rights granted to employees or members of our Board of Directors under all existing equity compensation plans, including the 2000 Stock Option Plan (which was terminated as to new grants in May 2003), the 2003 Plan (which expired in April 2013), the 2006 Plan and the 2003 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in (a))

Equity Compensation Plans approved by security holders	3,939,190	(1) (2)	$30.58	2,244,249	(3) (4)
Equity Compensation Plans not approved by security holders	—		$—	—
Total	3,939,190		$30.58	2,244,249

(1)
Includes 316,264 shares subject to options outstanding under the 2003 Plan, 3,622,926 shares subject to options outstanding under the 2006 Plan and no outstanding shares under the 2003 Employee Stock Purchase Plan.

(2)	Excludes 858,211 shares subject to restricted stock units outstanding as of December 31, 2014 that were issued under the 2006 Plan.

(3)	Includes 2,034,374 shares available for future issuance under the 2006 Plan and 209,875 shares available for future issuance under the 2003 Employee Stock Purchase Plan

(4)
Under the 2006 Plan, each restricted stock unit granted or forfeited on or after June 6, 2012 will be counted as 1.58 shares granted or forfeited, respectively. Forfeited restricted stock units will return to the 2006 Plan and will again become available for issuance. The 1.58 conversion rate has already been incorporated in the calculation.

COMPENSATION COMMITTEE REPORT

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this Report of the Compensation Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the Compensation Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors, and the Board of Directors ratified, that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

RALPH E. FAISON (CHAIR)
JOCELYN E. CARTER-MILLER
LINWOOD A. LACY, JR.
GREGORY J. ROSSMANN

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the Securities and Exchange Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

The Audit Committee, which currently consists of Jocelyn E. Carter-Miller, A. Timothy Godwin, Jef T. Graham and Barbara V. Scherer, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. Our Board of Directors first adopted a written charter for the Audit Committee in September 2000 and most recently amended it in February 2012, which details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities.

The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee oversees NETGEAR's financial reporting process on behalf of our Board of Directors. NETGEAR's management has the primary responsibility for the financial statements and reporting process, including NETGEAR's systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2014. This review included a discussion of the quality and the acceptability of NETGEAR's financial reporting and internal control over financial reporting, including the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with NETGEAR's independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of NETGEAR's audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of NETGEAR's financial reporting and such other matters required to be discussed with the Audit Committee under generally accepted auditing standards in the United States including Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T). The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm such auditors' independence from management and NETGEAR, including the matters in such written disclosures required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence.

The Audit Committee further discussed with NETGEAR's independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss any significant matters regarding internal control over financial reporting that have come to their attention during the audit, and to discuss the overall quality of NETGEAR's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors and our Board of Directors approved that the audited financial statements and disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on February 20, 2015.

Respectfully submitted by:

THE AUDIT COMMITTEE

BARBARA V. SCHERER (CHAIR)
JOCELYN E. CARTER-MILLER
A. TIMOTHY GODWIN
JEF GRAHAM

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were met.

RELATED PARTY TRANSACTIONS

We have determined that there were no related party transactions to disclose in 2014.
Review, approval or ratification of transactions with related parties
We, or one of our subsidiaries, may occasionally enter into transactions with certain “related parties.” Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as “related party transactions.” Each related party transaction must be reviewed and approved by the Audit Committee of the Board of Directors prior to the entering into of such transaction.
The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

•	the extent of the related party's interest in the related party transaction;

•	the aggregate value of the related party transaction;

•	the benefit to the Company; and

•
whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named on the proxy to vote the shares they represent as our Board of Directors may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares, which you hold. You are, therefore, urged to vote as promptly as possible.

THE BOARD OF DIRECTORS OF
NETGEAR, INC.:

PATRICK C.S. LO
JOCELYN E. CARTER-MILLER
RALPH E. FAISON
A. TIMOTHY GODWIN
JEF T. GRAHAM
LINWOOD A. LACY, JR.
GREGORY J. ROSSMANN
BARBARA V. SCHERER
JULIE A. SHIMER
THOMAS H. WAECHTER

Dated: April •, 2015

APPENDIX A
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
NETGEAR, INC.
NETGEAR, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
First: The name of the Corporation is NETGEAR, Inc. The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on January 8, 1996.
Second: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:
A.ARTICLE X of the Corporation’s Amended and Restated Certificate of Incorporation be, and it hereby is, amended and restated to read in its entirety as follows:

“The Board is expressly empowered to adopt, amend or repeal any of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, except as otherwise required by law or by this Certificate with respect to any vote of the holders of any class or series of stock of the Corporation, the affirmative vote of the holders of at least a majority of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote at such meeting, voting together as a single class, shall be required to adopt, amend or repeal all or any portion of Article II, Section 3.2, Section 3.3, Section 3.4, Section 3.14, Article VI or Article IX of the Bylaws of the Corporation.”

B.ARTICLE XII of the Corporation’s Amended and Restated Certificate of Incorporation be, and it hereby is, amended and restated to read in its entirety as follows:

“The Corporation reserves the right to amend or repeal any provision contained in this Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate, the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XII, Article V, Article VI, Article VIII, Article IX or Article X.”

Third: The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
In Witness Whereof, NETGEAR, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this • day of • , 2015.

NETGEAR, Inc.

By:_______________________
Patrick C.S. Lo
Chief Executive Officer

NETGEAR, INC.
350 EAST PLUMERIA DRIVE
SAN JOSE, CA 95134
ATTN: CORPORATE SECRETARY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Patrick C.S. Lo
02 J.E. Carter-Miller
03 Ralph E. Faison
04 A. Timothy Godwin
05 Jef T. Graham
06 Gregory J. Rossmann
07 Barbara V. Scherer
08 Julie A. Shimer
09 Thomas H. Waechter

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

		For	Against	Abstain
2	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐
3	Proposal to approve, on a non-binding advisory basis, a resolution approving the compensation of our Named Executive Officers in the Proxy Statement.	☐	☐	☐
4	Proposal to approve amendments to the amended and restated certificate of incorporation and amended and restated bylaws to eliminate supermajority voting requirements.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

NETGEAR, INC.
Annual Meeting of Stockholders
June 2, 2015 10:00 AM Pacific Daylight Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Patrick C.S. Lo and Christine M. Gorjanc, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NETGEAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, PDT on June 2, 2015, at NETGEAR's executive offices located at 350 East Plumeria Drive, San Jose, CA 95134, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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